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                               RYDEX SERIES TRUST

                       AMENDMENTS TO DECLARATION OF TRUST

         The following resolutions amending the Declaration of Trust of Rydex Series Trust were passed by the Board of Trustees on February 25, 2000:

         VOTED: That Section 1.01 of the Declaration of Trust be amended and restated to reflect that the Trust's name, "Rydex Series Trust," be and hereby is, changed to "Rydex Series Funds" and

         VOTED: That the officers of the Trust take any and all actions necessary and proper to effectuate the foregoing resolution.




                                                  By:/S/ ROBERT M. STEELE
                                                     ------------------------
                                                         Robert M. Steele
                                                         Secretary